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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE

               ERF WIRELESS RECEIVES $1.5 MILLION IN NEW FINANCING

          NEW FINANCING WILL ACCELERATE ERF WIRELESS BUSINESS STRATEGY

LEAGUE CITY, Texas, Sept. 19, 2005 -- ERF Wireless (OTCBB:ERFW), an emerging major provider of enterprise-class wireless broadband products and services, announced today that it has successfully completed a second round of financing and has received $1,500,000 in new operating capital. The full terms of the equity-based transaction with Global Capital Funding Group L.P. were not disclosed. However, the company indicated that the form of the funding was a two-year convertible note. ERF Wireless plans to use the proceeds from this funding for general corporate purposes and, more specifically, to accelerate its previously announced strategy of acquiring certain key targets in the wireless broadband industry. ERF Wireless previously announced two such acquisitions in the past few weeks as a part of its overall business plan to generate recurring revenue sources by acquiring and/or constructing wireless broadband networks in many under-served parts of the country.

"The closing of this new round of financing from Global Capital Funding Group comes at a particularly opportune time for ERF Wireless," stated Chairman of the Board Dr. H. Dean Cubley. "We've spent the past year growing our company by locating and negotiating with those strategically positioned wireless broadband acquisition candidates that we believe will add the most value to ERF Wireless. While we've already begun executing our acquisition strategy, this funding will allow ERF Wireless to move more quickly and decisively to close additional deals in a shorter period of time." Dr. Cubley went on to note that he was pleased Global Capital Funding Group was the organization providing this funding since he'd had a very positive and successful relationship with that organization in previous public company financing.

ABOUT ERF WIRELESS
ERF Wireless Inc. is a fully reporting public corporation located in League City, Texas. The company specializes in providing strategic wireless broadband product and service solutions to enterprise, commercial and residential clients on a regional and national basis. For more information, please visit our web site at www.erfwireless.com or call 281-538-2101.


FORWARD-LOOKING STATEMENTS IN THIS RELEASE REGARDING ERF WIRELESS INC. AND GLOBAL CAPITAL FUNDING GROUP L.P. ARE MADE PURSUANT TO THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, CONTINUED ACCEPTANCE OF THE COMPANY'S PRODUCTS, INCREASED LEVELS OF COMPETITION, NEW PRODUCTS AND TECHNOLOGICAL CHANGES, THE COMPANY'S DEPENDENCE UPON THIRD-PARTY SUPPLIERS, INTELLECTUAL PROPERTY RIGHTS, AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

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CONTACT:
ERF Wireless Inc.
Clareen O'Quinn
281-538-2101 ext. 113
coquinn@erfwireless.com
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